Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

QUERYOBJECT SYSTEMS CORPORATION

Under Section 242 of the Delaware General Corporation Law
______________________________________________

IT IS HEREBY CERTIFIED THAT:

1.           The name of the corporation is QueryObject Systems Corporation, (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on August 28, 1997.

2.           The amendment of the certificate of incorporation effected by this Certificate of Amendment is to increase the authorized capital stock of the Corporation, specifically the Common Stock, par value $0.003 per share will increase by 50,000,000 shares, from the current 100,000,000 authorized shares to 150,000,000 authorized shares, and the Preferred Stock, par value $0.001 per share will remain the same at 4,000,000 authorized shares; there will be no change to the par value of either class of stock, Common or Preferred and the new aggregate authorized capital stock of the Corporation will be 154,000,000 shares; 150,000,000 shares Common Stock, par value $0.003 per share and 4,000,000 shares Preferred Stock, par value $0.001 per share.

3.           The Certificate of Incorporation is herby amended by striking Article “FOURTH” thereof, so that, as amended said Article shall read:

“ FOURTH:                                      This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares of Common Stock this Corporation is authorized to issue is 150,000,000, par value $0.003 per share, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 4,000,000, par value $0.001 per share, with the Board of Directors being hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon an series of such Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.  The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

4.           The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said QueryObject Systems Corporation, has caused this certificate to be signed by Daniel Pess, its President, Chief Executive Officer, Secretary and Treasurer, this 14th day of March, 2008.

QUERYOBJECT SYSTEMS CORPORATION

By:	/s/ Daniel Pess
Name:	Daniel Pess
Title:	President, Chief Executive Officer, Secretary and Treasurer